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                                                                     EXHIBIT 3.2

                            KEY ENERGY SERVICES, INC.

                          CONSENT OF BOARD OF DIRECTORS

         Pursuant to Section 2-408(c) of the Maryland General Corporation Law (the "MGCL"), the undersigned, being all of the members of the Board of Directors of Key Energy Services, Inc., a Maryland corporation (the "Company"), hereby approve, consent to and adopt the following recitals and resolutions, and the actions therein contained as the act of the Company's Board of Directors by written consent, such consent to have the same force and effect as if adopted at a duly called meeting of the Board of Directors:

         WHEREAS, the Company's Amended and Restated Articles of Incorporation, as amended through the date hereof (the "Articles of Incorporation") provides that the the Company's authorized capital stock is 100,000,000 shares, all of which shares of capital stock are initially classified as "Common Stock" but, prior to their issuance, can be reclassified by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock (such reclassified shares being referred to herein as "Preferred Stock"); and

         WHEREAS, as a result of such provision, the number of authorized shares of Preferred Stock at any given time is 100,000,000 shares less the number of shares of Common Stock that have been issued as of such time; and

         WHEREAS, effective as of October 19, 1999, the Board of Directors approved and submitted to its stockholders for approval, an amendment (the "Amendment") to the Articles of Incorporation that, if duly adopted by the stockholders of the Company in accordance with Section 2-604 of the MGCL, would increase the authorized capital stock of the Company from 100,000,000 shares to 200,000,000 shares; and

         WHEREAS, pursuant to the Amendment, such additional shares of capital stock would be initially classified as "Common Stock" but, prior to their issuance, could be reclassified as Preferred Stock; and

         WHEREAS, the Company does not intend for the Amendment to have the effect of increasing the number of authorized shares of Preferred Stock and desires to clarify this intent.




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         NOW THEREFORE, BE IT RESOLVED, that if the Amendment is duly adopted by the stockholders of the Company in accordance with Section 2-604 of the MGCL, notwithstanding the express provisions of the Amendment, the Company shall not, without the approval of its stockholders required to approve a charter amendment under Section 2-604 of the MGCL, issue shares of Preferred Stock in excess of 100,000,000 shares less the number of shares of Common Stock that have been issued at the time that the Amendment becomes effective; and

         RESOLVED, FURTHER, that the foregoing resolution may not be revoked, rescinded, modified or amended without the approval of its stockholders required to approve a charter amendment under Section 2-604 of the MGCL.

         IN WITNESS WHEREOF, the undersigned, being all of the members of the Board of Directors, hereby consent to all of the foregoing this 11th day of January, 2000 which consent may be executed by facsimile signature and in one or more counterparts, each of which is an original and all of which together constitute one and the same instrument.


/s/ Francis D. John
____________________________
Francis D. John


/s/ David J. Breazzano
____________________________
David J. Breazzano


/s/ Kevin P. Collins
____________________________
Kevin P. Collins


/s/ William D. Manly
____________________________
William D. Manly


/s/ W. Phillip Marcum
____________________________
W. Phillip Marcum


/s/ Morton Wolkowitz
____________________________
Morton Wolkowitz